Exhibit 10.21
January 20, 2010
Brett Wall
41 Antigua
Dana Point, CA 92629
Dear Brett:
This letter agreement (“Agreement”) will outline the terms and conditions of your assignment to Paris, France and will serve as the contract between you and ev3 Inc. (“ev3”) regarding that transfer.
1.	Assignment and Position. You have agreed to relocate to Paris, France and will continue with the title of Sr. Vice President & President of International. You will be expected to spend your-full time efforts in Paris for the duration of this Assignment, except for required business trips and vacations.

2.	Duration of Assignment. The start date of your international assignment is anticipated to be on or about July 1, 2010; the duration of the assignment will be up to five years from the start date. You agree, however, that ev3 does not guarantee the duration of this Assignment and may terminate this agreement at any time and transfer you to a comparable and mutually agreed position, effective upon written notice to you. You further agree that it is not feasible for ev3 to guarantee you any specific position upon termination or expiration of this Assignment and that you therefore may be assigned to a mutually agreeable different position at such time. If for any reason, at the end of or upon the termination of this agreement, a mutually agreeable position is not offered, you will be entitled to a severance package to include 12 months salary and outplacement services.

3.	Base Salary. Your base salary will remain $300,000 and you will be eligible to receive merit increases on January 1 of each year.

4.	Incentive Payment. In addition to your base salary, you will continue to be eligible to receive an incentive payment, in the amount of 60%

of your base salary, which shall be payable according to ev3’s incentive guidelines. The calculation of incentive payment amount will not be based upon any assignment related payments or allowances (including without limitation, those allowances set forth below).

5.	Cost of Living Allowance. You will receive an annual cost of living allowance of $39,741 to cover the difference in every day expenses between California and Paris. The amount will be paid through the US payroll and will begin on the date your family joins you in Paris. As per tax equalization policy, ev3 will pay all taxes due on this allowance. This allowance will be recalculated once a year based on changes in the cost of living of the Home and the Host locations ,as well as the exchange rate. This information is provided by an external party.

6.	Housing and Utilities in Paris. ev3 will pay monthly lease and utility costs either through direct payment to the provider or to you directly, whichever is most cost effective, for a suitable rental property in Paris, France. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts. The maximum monthly cost paid for the accommodation will be 7,500 euros. If you choose a rental unit which exceeds the budget set forth, you will be responsible for the additional rental costs. All initial hook-up fees for establishing utilities will be reimbursed including initial cable installation. In addition, ev3 will reimburse you for the rental of furnishings for the duration of your assignment. In lieu of renting furnishings, ev3 will reimburse you for the actual and reasonable purchase of furnishings. ev3 will pay all taxes due on this furniture allowance. NOTE; We will review utility expense reimbursement once utility costs are determined.

7.	Automobile in Paris. ev3 will provide an automobile for you and your spouse based upon the automobile policy of the company in France. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

8.	Club Dues in Paris. ev3 will reimburse you reasonable monthly club dues in Paris, France. ev3 will pay all taxes due on this allowance. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

9.	Relocation Allowance. You will receive a one-time relocation allowance of one month base salary to cover miscellaneous expenses related to your move to Paris, France. ev3 will pay all taxes due on this allowance.

10.	Household Goods Shipment. You will be allowed shipment of personal items shipped according to the International Transfer Policy pre and post assignment. The household goods forwarder will be selected by ev3. You will also be reimbursed for fees and expenses related to transportation of your pets to Paris, France. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

11.	Travel to France. You will be reimbursed for the airfares for you and your family members ( according to the ev3 Travel Policy) for the relocation trip from CA to Paris, France and back again to CA upon completion of assignment. Your visa must be approved before leaving the Home Country.

12.	Immigration Fees. Fees related to the work authorization of your assignment will be coordinated and paid by ev3. You must complete and provide the necessary information as requested.

13.	Destination Services in France. Prior to leaving on assignment, you will be provided assistance in finding your housing in Paris, France, assistance in reviewing the lease, getting utilities set up, and general information your family will need to “settle in” France. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

14.	Cross-Cultural Orientation and Language Lessons. ev3 will provide cross-cultural training and language lessons for you and your family. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

15.	Temporary Living. Upon your arrival in France and until you are able to find your assignment housing, ev3 will pay for your temporary lodging, meals, and incidental expenses for up to 30 days. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

16.	Home Leave. ev3 will reimburse you for the reasonable and actual costs of up to two (2) round-trip airline tickets (according to ev3 travel policy) for you and your immediate family to travel from France to the US on four occasions each year during the tenure of this Assignment. Reimbursement will be provided upon receipt of appropriate documentation for the air travel expenses for which reimbursement is sought, in accordance with ev3’s standard expense reimbursement policies. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

17.	California House Expenses. Upon receipt of proper documentation, ev3 will reimburse you for the reasonable and customary cost, up to $485 per month, for routine house maintenance necessary to reasonably maintain your California residence. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

18.	Healthcare Benefits. You and your family will be covered under ev3’s expatriate healthcare coverage through the Blue Cross Blue Shield network throughout your assignment.

19.	Tax Equalization. It is the Company’s intent that differences in income tax expense due to a foreign assignment should not result in a significant advantage or disadvantage to you. Through tax equalization your total tax burden will approximate that of an ev3 employee working in his home country with the same marital and family status and comparable ev3 compensation, other income, and deductions. Instead of paying actual withholdings to the home country tax authorities, ev3 will withhold hypothetical taxes from your salary to use against your final hypothetical tax liability. As a global assignee, the hypothetical tax withholding will be determined with the assistance of Global Tax Network (GTN). All ev3 paid income, including incentive and stock option income, will be subject to this hypothetical tax withholding. If your personal financial circumstances require an alteration in the hypothetical tax withholding amount, you should discuss this with GTN. If GTN deems an alteration is warranted, they will notify ev3 and your withholding amount will be changed. Once you are on assignment, all tax withholding will typically take the form of this hypothetical tax withholding. ev3 may make actual national tax payments in the form of withholding on your behalf to avoid underpayment penalties. Such payments will be accounted for on the annual tax equalization calculation. This transaction will have no tax impact on you. GTN will contact you to arrange a pre-assignment discussion of your tax treatment.

20.	Tax Preparation Expenses. ev3 will pay for tax preparation services for your home and host country tax returns for the relevant tax years of your assignment, prepared by ev3’s tax advisor, GTN. GTN will assist you in filing any forms necessary in order to take full advantage of favorable tax treatment available during your assignment. It is your responsibility to provide all relevant information on a timely basis, to adhere to all applicable tax regulations, and to file appropriate tax returns in a timely manner. As per tax equalization policy, to the extent any of these amounts are taxable to you, ev3 will pay all taxes owed on such amounts.

21.	Employee Confidentiality Agreement. This Agreement supplements, but does not amend or modify, the Employee Confidentiality Agreement between you and ev3 dated October 24, 2000, which continues in full force and effect following the execution of this Agreement.

22.	Assignability. The rights and obligations contained herein shall be binding on and issue to the benefit of the successors and assigns of ev3. You may not assign your rights and obligations without the express written consent of Company.

23.	At-Will Employment. Notwithstanding anything contained herein, you acknowledge and agree that your employment status is that of an employee at-will, and your employment may be terminated by you or ev3 at any time, with or without cause. Nothing in this Agreement shall be construed to create a contract of employment for any definite or guaranteed length of time.

24.	Entire Agreement: This letter constitutes the entire Agreement between you and ev3 with respect to the subject matter hereof and supersedes all previous agreements and understandings whether oral or written between the parties with respect to the subject matter hereof. This Agreement may be executed in separate counterparts, and by facsimile, each of which will be deemed an original, and when executed separately or together, will constitute a single original instrument, effective in the same manner as if the parties had executed one and the same instrument. This Agreement may only be modified in a writing signed by both of the parties hereto.
Please sign below to indicate your acceptance of the terms of this letter agreement.
Sincerely,
/s/ Greg Morrison
Greg Morrison
Sr. Vice-President, Human Resources
Acknowledged and Agreed

/s/ Brett A. Wall	2/19/2010
Employee	Date